Exhibit 10.2

AMENDED EMPLOYMENT AGREEMENT

THIS AMENDED EMPLOYMENT AGREEMENT is dated as of June 22, 2015, by and between BOWL AMERICA INCORPORATED, hereinafter called “Corporation”, and Cheryl A. Dragoo, hereinafter called “Dragoo.”

WITNESSETH:

WHEREAS, the Corporation's prior Employment Agreement with Dragoo expired on June 28, 2015; and

WHEREAS, the parties desire to enter into a new employment contract to go into effect as of June 29, 2015.

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter contained, the parties hereby agree as follows:

1.     The Corporation hereby employs Dragoo, and Dragoo hereby agrees to work for Corporation, for a term of three (3) fiscal years commencing as of June 29, 2015, and expiring at the end of Corporation's then-current fiscal year on July 1, 2018.

2.     Dragoo shall serve as Controller, Chief Financial Officer, Senior Vice President and Assistant Treasurer of the Corporation, performing the functions and duties normally performed by a Controller, Chief Financial Officer, Senior Vice President and Assistant Treasurer.

3.     Dragoo shall devote her full time and attention to the affairs of the Corporation.

4.     The Corporation shall pay Dragoo as remuneration for her services the sum of $165,000 for the fiscal year of the Corporation commencing as of June 29, 2015 and ending on July 3, 2016, to be paid in bi-weekly installments, and with her annual salary thereafter being subject to change based upon annual reviews.

5.     This Agreement is purely personal with Cheryl A. Dragoo and in the event of her death or total disability during the contract period, this Agreement shall terminate and the obligations of the Corporation to make any further payments shall cease.

BOWL AMERICA INCORPORATED	ATTEST:

By: /s/ Leslie H. Goldberg	BY: /s/ Albert B. Young

Leslie H. Goldberg, its President	Albert B. Young

Assistant Secretary

/s/ Cheryl A. Dragoo

Individually